Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Record Bookings for the Third Quarter of 2004

Net Income Increases Sequentially and Year-Over-Year

Backlog Increases by $19.5 Million to a Record $161.4 Million

HILLSBORO, Ore., October 27, 2004 — FEI Company (NASDAQ: FEIC) reported record bookings, the company’s second-highest sales total, improved gross margins and increased income in its financial report for the third quarter of 2004.

Bookings in the third quarter ended October 3, 2004 totaled $126.4 million, resulting in a book-to-bill ratio of 1.18 and a backlog of $161.4 million at the end of the quarter.  Bookings increased 1% compared with the previous record-high bookings recorded in the second quarter of 2004 and increased 36% compared with the third quarter of 2003.

Net sales were $107.0 million for the third quarter, compared with net sales of $108.5 million for the second quarter of 2004 and net sales of $88.0 million for the third quarter of 2003.

GAAP earnings for the third quarter of 2004 were $3.3 million, or $0.10 per diluted share, within the company’s guidance range announced in July, and compared with earnings of $3.1 million, or $0.09 per diluted share, in the second quarter of 2004 and $0.7 million, or $0.02 per diluted share, in the third quarter of 2003.

Non-GAAP earnings in the latest quarter, excluding amortization of purchased intangibles, were $4.2 million, or $0.12 per diluted share.  Investors should refer to the attached table for a reconciliation of GAAP earnings to non-GAAP earnings.  Non-GAAP earnings in prior periods exclude amortization of purchased intangibles; restructuring, reorganization and relocation costs; and bond buy-back costs.

“We recorded another very strong quarter in orders,” said Vahé A. Sarkissian, chairman, president and chief executive officer of FEI, “led by solid growth in our industry and institute markets.  Orders from these customers were up 29% from the second quarter, reinforcing our position as the leader in tools for nanotechnology.  In the semiconductor market, orders were down only slightly from the record levels of the second quarter, and we booked several key strategic orders in the quarter.

“Despite apparent near-term weakness in the general semiconductor and data storage equipment industries, we continue to be encouraged about our overall opportunities, driven by our recently introduced products and applications. We expect further revenue and earnings growth in the fourth quarter,” concluded Sarkissian.

By market, sequential sales to semiconductor customers were down 11% compared to the second quarter while bookings decreased by 2%.  Sales to industry and institute customers were up 22% and bookings were up 29% compared with the second quarter.  Data storage sales, which have historically been volatile, were down 38% compared with the second quarter, while bookings were down by 70%.

By business segment, Microelectronics sales in the third quarter were down 8% and bookings were down 4% compared with the second quarter.  Microelectronic products include all DualBeam™ systems for laboratory and in-fab applications, circuit edit and mask repair systems and Design-to-Yield software.  Electron Optics sales were up 9% and bookings were up 15% compared with the second quarter.  Electron Optics products include transmission and scanning electron microscopes and secondary ion mass spectrometry equipment.  Component sales and bookings were both down 30% in the quarter while Service sales increased 5% and bookings were down 1% from the second quarter.

The gross margin for the quarter was 42.3% compared to 40.3% in the second quarter, aided by increased production volume and product mix.  Operating expenses increased by $0.8 million compared with the second quarter and included amortization of intangibles of $1.4 million in both quarters and restructuring, reorganization and relocation costs of $0.5 million in the second quarter.

Cash generated by operations was $6.5 million for the quarter.  Capital spending for the quarter was $1.4 million, and depreciation expense was $3.6 million.  Inventory turnover declined from 2.8 times in the second quarter to 2.5 times in the third quarter as inventory increased by $6.4 million from the second quarter level.  The inventory build-up was primarily due to preparations for greater product shipments in the fourth quarter.  Accounts receivable increased by $4.4 million from the prior quarter.  The company continued to maintain a strong balance sheet, with cash and investments of $313.8 million, convertible debt of $295.0 million (due in 2008) and shareholders’ equity of $347.4 million as of October 3, 2004.

Fourth Quarter 2004 Guidance

The company currently expects net sales for the fourth quarter of 2004 to be in the range of $118 million to $126 million.  GAAP earnings are anticipated to be in the range of $0.16 to $0.20 per share, based on the average euro/dollar exchange rate remaining approximately equal to the level of the third quarter.  For this and other reasons why the company’s actual results may differ from guidance please see the section titled “Safe Harbor Statement” below.

Investor Conference Call -- 2:00 p.m. PST Wednesday, October 27, 2004

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-800-257-1836 (domestic, toll-free) or 1-303-205-0055 (international) and asking for the FEI Q3 Results call. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-405-2236 (US) or 1-303-590-3000 (international) and entering the access code 11011551#.

About FEI

FEI’s Tools for Nanotech™ , featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more than 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the fourth quarter of 2004, statements about potential growth opportunities in nanotechnology, opportunities in the semiconductor industry, and future bookings, revenue, earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; cyclical changes in the data storage and semiconductor industries; fluctuations in foreign exchange and interest rates; our continued ability to maintain deferral accounting of hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; unfavorable business conditions and lack of growth in the general economy, both domestic and foreign; restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003

NET SALES:
Products	$84,027	$68,030	$255,184	$205,640
Service	22,942	19,965	65,347	57,601
Total net sales	106,969	87,995	320,531	263,241

COST OF SALES:
Products	45,458	38,671	144,427	118,054
Service	16,302	14,038	45,103	37,867
Total cost of sales	61,760	52,709	189,530	155,921

Gross profit	45,209	35,286	131,001	107,320

OPERATING EXPENSES:
Research and development	13,583	11,978	40,281	32,837
Selling, general and administrative	23,601	18,319	66,479	55,509
Amortization of purchased technology	1,413	1,395	4,239	3,804
Purchased in-process research and development	—	1,240	—	1,240
Restructuring, reorganization and relocation	—	793	707	2,298
Total operating expenses	38,597	33,725	111,706	95,688

OPERATING INCOME	6,612	1,561	19,295	11,632

OTHER INCOME (EXPENSE):
Interest income	1,353	1,515	3,704	3,876
Interest expense	(2,578)	(2,433)	(7,657)	(9,029)
Other income (expense), net	(358)	405	(2,713)	(498)
Total other expense, net	(1,583)	(513)	(6,666)	(5,651)

INCOME BEFORE TAXES	5,029	1,048	12,629	5,981

INCOME TAX EXPENSE	1,760	367	4,420	2,093

NET INCOME	$3,269	$681	$8,209	$3,888

PER SHARE DATA:
Basic earnings per share	$0.10	$0.02	$0.25	$0.12
Diluted earnings per share	$0.10	$0.02	$0.24	$0.12

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,262	32,974	33,229	32,860
Diluted	34,033	34,074	34,141	33,701

FEI Company and Subsidiaries
Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

RECONCILIATION OF THIRD QUARTER RESULTS (1)

The following table reconciles the specific items excluded from U.S. GAAP in the calculation of non-GAAP results for the periods indicated below:

INCOME STATEMENT RECONCILIATION

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003

U.S. GAAP net income	$3,269	$681	$8,209	$3,888

Add back:
Amortization of purchased technology	1,413	1,395	4,239	3,804
Purchased in-process research and development	—	1,240	—	1,240
Restructuring, reorganization and relocation	—	793	707	2,298
Bond buy-back costs	—	—	—	1,590
Tax effect	(495)	(1,200)	(1,731)	(3,126)

Non-GAAP net income	$4,187	$2,909	$11,424	$9,694

INCOME STATEMENT RECONCILIATION PER SHARE

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 3, 2004	September 28, 2003	October 3, 2004	September 28, 2003

U.S. GAAP diluted earnings per share	$0.10	$0.02	$0.24	$0.12

Add back:
Amortization of purchased technology	0.04	0.04	0.12	0.11
Purchased in-process research and development	—	0.04	—	0.04
Restructuring, reorganization and relocation	—	0.02	0.02	0.07
Bond buy-back costs	—	—	—	0.05
Tax effect	(0.02)	(0.03)	(0.05)	(0.10)

Non-GAAP diluted earnings per share	$0.12	$0.09	$0.33	$0.29

Shares used in calculation	34,033	34,074	34,141	33,701

(1)          The press release and reconciliation table contain non-GAAP net income and earnings per share information that exclude the impact of amortization of intangible assets, bond buy-back costs and restructuring costs. Management of the company believes it is useful for investors to have this supplemental information because these elements are not part of Management’s evaluation of the company’s operating performance and these non-GAAP numbers are a key measure used by Management to plan and forecast business and assess overall company performance. Further, non-GAAP net income and EPS are common performance tools used by the investor community to evaluate results. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Also, the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 3, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$216,247	$236,488
Short-term investments in marketable securities	64,208	63,480
Receivables	127,673	102,342
Inventories	98,641	102,315
Deferred tax assets	22,999	14,235
Other current assets	16,030	13,155

Total current assets	545,798	532,015

NON-CURRENT INVESTMENTS IN MARKETABLE SECURITIES	33,334	22,068

PROPERTY PLANT AND EQUIPMENT, NET	68,823	69,392

PURCHASED TECHNOLOGY, NET	22,865	27,105

GOODWILL	41,429	41,423

OTHER ASSETS, NET	60,111	55,835

TOTAL	$772,360	$747,838

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,604	$35,422
Current accounts with Philips	3,665	4,223
Accrued payroll liabilities	12,334	8,285
Accrued warranty reserves	10,481	10,500
Deferred revenue	32,318	28,743
Income taxes payable	4,230	3,108
Accrued restructuring, reorganization and relocation	1,269	2,104
Other current liabilities	19,485	17,057

Total current liabilities	116,386	109,442

CONVERTIBLE DEBT	295,000	295,000

DEFERRED TAX LIABILITIES	9,418	2,662

OTHER LIABILITIES	4,115	4,441

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,265 and 33,153 shares issued and outstanding at October 3, 2004 and December 31, 2003	310,166	308,509
Note receivable from shareholder	(1,571)	(1,506)
Accumulated earnings	13,713	5,504
Accumulated other comprehensive income	25,133	23,786

Total shareholders’ equity	347,441	336,293

TOTAL	$772,360	$747,838

FEI COMPANY

Supplemental Data

($ In Millions Except Per Share Amounts)

(Unaudited)

	Q3 Ended 10/3/2004	Q2 Ended 7/4/2004	Q3 Ended 9/28/2003
Income Statement Highlights
Consolidated sales	$107.0	$108.5	$88.0
Gross margin	42.3%	40.3%	40.1%
R & D spending	$13.6	$13.1	$12.0
R & D (% of sales)	12.7%	12.1%	13.6%
SG&A	$23.6	$22.8	$18.3
SG&A (% of sales)	22.1%	21.0%	20.8%
Net income - GAAP	$3.3	$3.1	$0.7
Diluted earnings per share - GAAP	$0.10	$0.09	$0.02
Sales by Business Segment
MicroElectronics	$49.9	$54.4	$38.6
Electron Optics	$32.3	$29.5	$26.7
Service	$22.9	$21.9	$20.0
Components	$1.9	$2.7	$2.7
Sales by Market Sector
Semiconductor	$49.2	$55.4	$35.3
Data Storage	$7.2	$11.5	$10.2
I & I	$50.6	$41.5	$42.5
Sales by Geography
North America	$45.4	$46.9	$34.8
Europe	$33.6	$24.7	$26.4
Asia Pacific	$28.0	$36.8	$26.8
Bookings
Total	$126.4	$125.4	$92.7
Book to bill ratio	1.18	1.16	1.05
Backlog - total	$161.4	$141.9	$117.9
Backlog - Service	$28.0	$31.5	$27.3
Bookings by Business Segment
MicroElectronics	$67.3	$70.1	$41.8
Electron Optics	$37.7	$32.8	$27.3
Service	$19.4	$19.7	$21.1
Components	$2.0	$2.8	$2.5
Bookings by Market Sector
Semiconductor	$64.9	$66.1	$36.0
Data Storage	$4.5	$15.0	$7.6
I & I	$57.0	$44.3	$49.1
Balance Sheet Highlights
Cash, equivalents, investments	$313.8	$311.3	$311.0
Operating cash (used) generated	$6.5	$10.8	($8.2)
Accounts receivable	$127.7	$123.3	$108.8
Days sales outstanding (DSO)	109	104	113
Inventory turnover	2.5	2.8	2.2
Inventories	$98.6	$92.2	$96.5
Property, plant and equipment	$68.8	$72.4	$67.3
Fixed asset investment (during quarter)	$1.4	$3.7	$5.8
Depreciation expense	$3.6	$3.9	$3.9
Current liabilities	$116.4	$106.7	$100.9
Working Capital	$429.4	$431.9	$390.0
Shareholders’ equity	$347.4	$341.8	$321.6
Headcount (permanent and temporary)	1,747	1,715	1,655